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                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 333-65894

                   Prospectus Supplement Dated August 16, 2001
                                       to
                         Prospectus Dated July 26, 2001

                           AUTHENTIDATE HOLDING CORP.

                            SELLING SECURITY HOLDERS

         The table set forth in the section of the Prospectus entitled "Selling Security Holders" is hereby updated to reflect the revocation of options granted to Nicholas Themelis pursuant to Authentidate Holding Corp.'s 2000 Employee Stock Option Plan, list the grant of options to seven additional employees of Authentidate, Inc. and adjust the percentage of shares owned after the offering by Mr. John T. Botti. The following table lists those Selling Security Holders owning shares which may be offered for resale pursuant to this Re-offer Prospectus. Such Selling Security Holders have and may in the future acquire such shares under our 2000 Employee Stock Option Plan. Such persons may resell all, a portion, or none of such shares. The Selling Security Holders named below are employees and/or directors of Authentidate Holding Corp. or its subsidiary, Authentidate, Inc., who may acquire shares of common stock under the Employee Stock Option Plan and are eligible to resell any such shares of common stock, regardless of whether they have any present intent to do so. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                                                                            Shares/Option          Percentage of
                                  Shares/Option Shares       Option            Shares                 Shares
     NAME AND ADDRESS OF           Beneficially Owned        Shares         Owned After            Owned After
   SELLING SECURITY HOLDER          Prior to Offering       Offered           Offering             Offering (1)

John T. Botti(2)                   409,391/1,578,592      513,592(4)   409,391/1,065,000(7)           8.6%
Rob Van Naarden(3)                     0/547,397          347,397(5)       0/200,000(8)                **
Dennis H. Bunt(2)                     883/162,849         86,849(5)        883/76,000(9)               **
Patrick D. Lang(3)                     0/138,959          138,959(5)             0                     **
Barry Bergman(3)                       0/138,959          138,959(5)             0                     **
Betty Flatley(2)                       0/13,834           3,000(5)         0/10,384(10)                **
Thomas Franceski(2)                    0/105,000          100,000(5)        0/5,000(10)                **
Darren Franceski(2)                    0/45,000           40,000(5)         0/5,000(10)                **
Richard Reichgut(3)                    0/125,000          125,000(6)             0                     **
Alex Cooper(3)                         0/100,000          100,000(6)             0                     **
Michael Wolf(2)                      22,000/65,000        65,000(6)          22,000/0                  **
Robert Visnov(3)                       0/50,000           50,000(6)              0                     **
Elizabeth Moctezuma(3)                  0/6,000           6,000(6)               0                     **
James Tan(3)                           0/30,000           30,000(6)              0                     **


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
                                                                            Shares/Option          Percentage of
                                  Shares/Option Shares       Option            Shares                 Shares
     NAME AND ADDRESS OF           Beneficially Owned        Shares         Owned After            Owned After
   SELLING SECURITY HOLDER          Prior to Offering       Offered           Offering             Offering (1)

Michael Fischer(3)                     0/40,000           40,000(6)              0                     **
Hicham Kabbaj(3)                       0/15,000           15,000(6)              0                     **
Deborah Parker(3)                      0/20,000           20,000(6)              0                     **
Karianne Butler(3)                     0/25,000           25,000(6)              0                     **
Sindhuja Kasturi(3)                    0/15,000           15,000(6)              0                     **
Bahram Zanueneh(3)                     0/30,000           30,000(6)              0                     **
David Rao(3)                           0/27,500           27,500(6)              0                     **
Robert Seligson(3)                     0/35,000           35,000 (11)            0                     **
Darren Suprina(3)                      0/35,000           35,000 (12)            0                     **
Mark Kappengut(3)                      0/30,000           30,000 (13)            0                     **
Daniel DeVenio(3)                      0/45,000           45,000 (14)            0                     **
Harry Bing-You(3)                      0/50,000           50,000 (14)            0                     **
Julie Chodos(3)                        0/20,000           20,000 (14)            0                     **
Jamie Popken(3)                        0/50,000           50,000 (15)            0                     **

**   Percentage is less than 1%.

(1)  Percentage based on 16,114,093 shares outstanding.

(2) Address is c/o Authentidate Holding Corp., 2165 Technology Drive, Schenectady, New York 12308.

(3) Address is c/o Authentidate, Inc., Two World Financial Center, 43rd Floor, New York, New York 10281.

(4) Listed shares include 68,925 shares underlying stock options exercisable at $5.875 per share and 444,467 shares underlying stock options exercisable at $1.52 per share, all of which are included in this prospectus.

(5) Listed shares are underlying stock options exercisable at $4.625 per share and are included in this prospectus.

(6) Listed shares are underlying stock options exercisable at $4.9375 per share and are included in this prospectus.

(7) Includes shares underlying vested stock options to purchase 1,065,000 shares of Common Stock, which shares are not covered by this Prospectus.

(8) Includes shares underlying stock options to purchase 200,000 shares of Common Stock, which shares are not covered by this Prospectus.

(9) Includes shares underlying stock options to purchase 76,000 shares of Common Stock, which shares are not covered by this Prospectus.

(10) Represents shares underlying stock options held by listed holder, which shares are not covered by this Prospectus.

(11) Listed shares are underlying stock options exercisable at $5.60 per shares and are included in this prospectus.

(12) Listed shares are underlying stock options exercisable at $4.35 per shares and are included in this prospectus.

(13) Listed shares are underlying stock options exercisable at $4.02 per shares and are included in this prospectus.

(14) Listed shares are underlying stock options exercisable at $5.00 per shares and are included in this prospectus.

(15) Listed shares are underlying stock options exercisable at $4.76 per shares and are included in this prospectus.


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